SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2011

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On or after March 16, 2011, each of the executive officers of the Registrant other than Mr. Gochnauer and Ms. Reich (who have announced their plans to leave the Registrant) entered into an Amended and Restated Executive Employment Agreement, the form of which was adopted by the Registrant on December 14, 2010 and became effective as of December 31, 2010, which supersedes each such executive officer’s previous Executive Employment Agreement.  The form of Amended and Restated Executive Employment Agreement (the “Agreement”) is filed herewith as Exhibit No. 10.1.

The Agreement establishes the executive’s annual salary as of its effective date and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary.  The Agreement further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Registrant’s other executives at the same grade level.

If the executive’s employment is terminated during the employment term by the Registrant without “Cause” (as defined in the Agreement) or by the executive for “Good Reason” (as defined in the Agreement), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Registrant: (a) an amount equal to one and one-half times his/her then existing base salary payable over 18 months following termination, or two times his/her base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a “Change of Control” (as defined in the Agreement), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his/her actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his/her target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his/her actual (or, in the event such termination occurs within two years of a Change of Control, target) incentive compensation award for the year in which termination occurs; (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he/she receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); (f) continued vesting of equity awards if permitted under the Registrant’s long-term incentive plans and provided for in his/her equity award agreement; and (g) career transition assistance services until December 31 of the year after the year when the termination occurs. In the event of termination within two years of a Change of Control, such executive also will be entitled to a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he/she had two additional years of age and service credits.

The Agreement also prohibits the executive from competing against the Registrant or soliciting any of the Registrant’s customers or employees for a period of 18 months following his/her employment termination.

Item 9.01                                             Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1*	Form of Amended and Restated Executive Employment Agreement, effective as of December 31, 2010.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: March 21, 2011	/s/Eric A. Blanchard
Senior Vice President, General Counsel and
Secretary